Exhibit 99.1

       Volt Information Sciences, Inc. Declares Three for Two Stock Split

    NEW YORK--(BUSINESS WIRE)--Dec. 20, 2006--Volt Information Sciences, Inc., (NYSE:VOL), a leading provider of Workforce Design, Information and Telecommunications Solutions, announced today that the Company's Board of Directors, at a meeting held on December 19th, authorized and approved a three-for-two stock split effected in the form of a dividend on the Company's Common Stock, par value $.10 per share (the "Common Stock"). Shares of Common Stock will be paid on January 26, 2007, to all stockholders of record as of the close of business on January 15, 2007. Any fractional shares resulting from the dividend will be paid in cash. The stock split will increase Volt Information Sciences total shares outstanding from approximately 15.4 million to approximately 23.1 million.

    Volt Information Sciences, Inc. has previously announced plans to release financial results for its fourth quarter of 2006 before the NYSE market opens on Tuesday, January 9, 2007. The Company will conduct a conference call and an audio webcast with analysts and the investment community at 10:00 am on the same day. Forward-looking and other material information may be discussed in this conference call. Interested parties are invited to listen to the conference call which can be accessed through the dial-in number 1-800-857-6028 (Dial 1-210-234-0013 from outside the U.S.) with the passcode Fourth Quarter.

    Volt Information Sciences, Inc. is a leading provider of Workforce Design, Information and Telecommunications Solutions for its Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc. web site at http://www.volt.com.

    This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. A copy of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention:
Shareholder Relations. These and certain other SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Relations/Corporate Governance section.

    CONTACT: Volt Information Sciences, Inc.
             Ron Kochman, 212-704-2490
             voltinvest@volt.com